Exhibit 99.1

For Immediate Release	Contact: Scot Hoffman
February 9, 2016	(973) 802-2824
scot.hoffman@prudential.com

Prudential Financial, Inc. appoints three new members

to its Board of Directors

Peter Rupert Lighte, George Paz and Michael A. Todman elected as independent directors, as the company plans for departure of two board members

NEWARK, N.J. – Prudential Financial, Inc. (NYSE: PRU) announced today that it has elected three new independent directors to its Board of Directors:

•	Peter Rupert Lighte, former vice chairman of J.P. Morgan Corporate Bank and founding chairman of JPMorgan Chase Bank, China;

•	George Paz, chairman and CEO of Express Scripts; and

•	Michael A. Todman, former vice chairman of the Whirlpool Corporation.

The appointment of the new directors comes as two current members will not stand for re-election, having attained the maximum age for board service.

“We are delighted to welcome Peter, George and Michael to our board,” said John Strangfeld, chairman and CEO of Prudential. “Our commitment to strong corporate governance ensures that we maintain a roster of directors with relevant yet diverse viewpoints and experience, positioning the board to provide thorough and effective oversight to the company.

“Our three new directors bring a wealth of experience. With his distinguished career as a global financial services executive in China, Japan and London, Peter will provide invaluable guidance, particularly regarding our international businesses. With his years of experience as the head of a public company and keen financial acumen, George brings strong leadership and a focus on performance. Michael also brings extensive experience leading international operations, as well as insights garnered from a long career spent supporting companies in their global growth. We are pleased and proud to welcome all of them to Prudential’s Board.”

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The appointments of Lighte and Todman are effective on March 8, 2016; the appointment of Paz is effective on March 9, 2016.

Peter Rupert Lighte

From 2010 to 2014, Lighte served as vice chairman of the J.P. Morgan Corporate Bank, China, and was the founding chairman of the JPMorgan Chase Bank, China, from 2007 to 2010. Prior to that, he headed the company’s International Client Coverage for Treasury and Securities Services for Europe, and was instrumental in reestablishing its corporate bank in London. Lighte also served as president of Chase Trust Bank in Tokyo and as a director of Manufacturers Hanover Limited in London, where he covered the Far East and Australia. He was also the founding representative in Beijing of Manufacturers Hanover Trust Company.

Lighte holds a PhD. in East Asian studies from Princeton University, where he is on the governing board of the Association of Graduate Alumni, and a Bachelor of Arts degree from the Elliott School of International Affairs at George Washington University, where he is a member of their board of advisors. He also serves on the boards of two non-profit organizations, the Council on International Educational Exchange, and Half The Sky Foundation. In addition, Lighte has taught Asian history and philosophy at a number of colleges, including Middlebury College and the University of Santa Clara.

George Paz

Paz joined Express Scripts in 1998 as senior vice president and chief financial officer, becoming president in 2003. In 2005, he was named CEO and in 2006 was elected chairman of the board. Under his oversight, Express Scripts completed a number of strategic acquisitions that accelerated its growth significantly, and the company is now the nation’s leading pharmacy benefit manager. Paz will retire as CEO of Express Scripts in May 2016, remaining its non-executive chairman.

Before joining Express Scripts, Paz was a partner at Coopers and Lybrand, LLP, where he led the firm’s insurance practice. From 1993 to 1995, he served as executive vice president and chief financial officer for Life Partners Group, where he was responsible for a variety of functions, including financial reporting, actuarial valuations, shareholder relations, and state insurance and agency relationships.

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In 2012, Paz was appointed to a three-year term on the board of directors of the Federal Reserve Bank of St. Louis, and served as its chairman in 2015. Since 2008, he has served on the board of directors of Honeywell, Inc., where he chairs the Audit Committee and is a member of the Corporate Governance and Responsibility Committee. Paz holds a Bachelor of Science degree in business administration and accounting from the University of Missouri- St. Louis. He is a certified public accountant and a member of the American Institute of Certified Public Accountants.

Michael A. Todman

Todman retired in December 2015 from his position as vice chairman of the Whirlpool Corporation, a role he had held since November 2014. Prior to that assignment, he was president of Whirlpool International since 2010, a position he held previously from January 2006 to June 2007. Between his international roles, Todman served as president, Whirlpool North America. He became a member of the board of directors of Whirlpool Corporation in 2006. He also served as president of Whirlpool Europe. Prior to joining Whirlpool in 1993, Todman held a variety of leadership positions at Wang Laboratories Inc., and Price Waterhouse and Co.

Todman serves on the board of directors of both Newell-Rubbermaid and Brown-Forman Corporation. He is a member of the Loyola University Council of Regents. He holds a Bachelor’s degree in business administration from Georgetown University.

Prudential Financial, Inc. (NYSE: PRU), a financial services leader with more than $1 trillion of assets under management as of September 30, 2015, has operations in the United States, Asia, Europe and Latin America. Prudential’s diverse and talented employees are committed to helping individual and institutional customers grow and protect their wealth through a variety of products and services, including life insurance, annuities, retirement-related services, mutual funds and investment management. In the U.S., Prudential’s iconic Rock symbol has stood for strength, stability, expertise and innovation for more than a century. For more information, please visit http://www.news.prudential.com/.